WAIVER AND AMENDMENT

THIS WAIVER AND AMENDMENT ("Waiver") is made and entered into as of this ___th day of September 2006, by and among InterLink Global Corporation, a Nevada corporation (the "Company"), and the undersigned lenders pursuant to the Notes (as defined below).

RECITALS

WHEREAS, reference is made to that certain Series A Convertible Note issued by the Company to the Lenders in the principal amount of $2,000,000 dated as of November 29, 2005 (“Series A Note”) and Series B Convertible Notes dated as of February 28, 2006 in the aggregate amount of $1,297,550 (the Series B Notes, and together with the Series A Note, the "Notes");

WHEREAS, the Company issued Series D, E and F warrants in connection with the Series B Notes that have an exercise price of $1.50, $2.25 and $3.25, respectively (“Warrants”);

WHEREAS, Section 1.3 of the Notes provides that the Company to pay 1/14th of the outstanding principal and interest each month starting with the fifth month after the issuance of such Note in either cash or registered Company common stock (“Amortization Payment”);

WHEREAS, the Company and Lenders previously agreed verbally that the Amortization Payments under the Notes would commence on July 28, 2006.

WHEREAS, the Company and Lenders intend to delay the payment of such payments for six months until January 28 2007; provided, that, the exercise price of the Series D, E and F warrants are reduced to $1.05 per share;

WHEREAS, the Lenders are also willing to agree to a lock-up provision in which they agree not to sell the shares of Company common stock underlying the Warrants (“Warrant Shares”) until at least 4 months after the registration statement registering the Warrant Shares has been declared effective; and

WHEREAS, the undersigned Lenders holds at least a majority of the Convertible Notes;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements herein contained and for other good and valuable consideration, the Company and each Lender, with respect to only the Notes such Lender holds, hereto agree as follows:

1. WAIVER.

(a) The Lender waives the Company’s failure to pay the Amortization Payment for all periods prior to the date of this Agreement, and agrees to delay the next Amortization Payment for the next six months such that the Amortization Payment will be due and payable to Lender on January 28, 2007 and each month thereafter.

(b) The exercise price of each Series D, E and F Warrant held by the Lender shall be decreased from its current exercise price of either $1.50, $2.25 and $3.50, respectively, to the new exercise price of $1.05 per share.

(c) The Lender agrees it will not sell any of the Warrant Shares until the fourth month after the Registration Statement registering the Warrant Shares has been declared effective.

2. CONFLICTS. Except as expressly set forth in this Waiver, the terms and provisions of the Notes shall continue unmodified and in full force and effect. In the event of any conflict between this Waiver and the Notes, this Waiver shall control.

3. GOVERNING LAW. This Waiver shall be governed and construed under the laws of the State of New York, and shall be binding on and shall inure to the benefit of the parties and their respective successors and permitted assigns.

4. COUNTERPARTS. This Waiver may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Waiver and Amendment as of the date first set forth above.

COMPANY:
InterLink Global Corporation

By: _____________________________
Name: Anastasios Kyriakides
Title: Chief Executive Officer

LENDER:

Name:_____________________________

Signature:__________________________

If Lender is a corporation, partnership,
limited liability company, trust or other
non-natural person:

Name of
signing person:______________________

Title:______________________________